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                                   UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C.  20549

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                                     SCHEDULE 13G

                      Under the Securities Exchange Act of 1934

                                  (AMENDMENT NO.1)*



                                 CP Clare Corporation
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                                   (NAME OF ISSUER)


                                     Common Stock
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                            (TITLE OF CLASS OF SECURITIES)


                                      12615K107
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                                    (CUSIP NUMBER)



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               (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     /X/ Rule 13d-1(b)
     / / Rule 13d-1(c)
     / / Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP NO.
     12615K107
--------------


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1    NAME OF REPORTING PERSON
     The Hartford Mutual Funds, Inc. on behalf of:
     The Hartford Capital Appreciation Fund

     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     (entities only)     06-1455339
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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)

       (a)  [    ]
       (b)  [    ]
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3    SEC USE ONLY
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4    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Maryland
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                   5    SOLE VOTING POWER
NUMBER OF
SHARES             -------------------------------------------------------------
BENEFICIALLY       6    SHARED VOTING POWER
OWNED BY                    500,000
EACH               -------------------------------------------------------------
REPORTING          7    SOLE DISPOSITIVE POWER
PERSON WITH:
                   -------------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER
                            500,000
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9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                            500,00
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10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

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11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                            5.32%
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12   TYPE OF REPORTING PERSON (see instructions)
                            IV
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                                     Page 2 of 5
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CUSIP NO.
     12615K107
--------------
Item 1(a).     Name of Issuer:
                    CP Clare Corporation

Item 1(b).     Address of Issuer's Principal Executive Offices:
                    73 Cherry Hill Drive
                    Beverly, MA  01915

Item 2(a).     Name of Person(s) Filing:
                    The Hartford Mutual Funds, Inc. on behalf of:
                    The Hartford Capital Appreciation Fund

Item 2(b).     Address of Principal Business Office or; if none, residence:
                    200 Hopmeadow Street
                    Simsbury, CT  06070

Item 2(c).     Citizenship:
                    Maryland

Item 2(d).     Title of Class of Securities:
                    Common Stock


Item 2(e).     CUSIP Number:
                    12615K107

Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

               (a)  / / Broker or Dealer registered under Section 15 of the Act

               (b)  / / Bank as defined in Section 3(a)(6) of the Act

               (c) / / Insurance Company as defined in Section 3(a) (19) of the Act

               (d) /X/ Investment Company registered under Section 8 of the Investment Company Act

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CUSIP NO.
     12615K107
--------------


               (e) / / Investment Adviser registered under Section 203 of the Investment Company Act of 1940

               (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d(1)(ii)(F)

               (g) / / Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (Note: See Item 7)

               (h)  / / Group, in accordance with Rule 13d-1(b)(1)(ii)(H)


Item 4.        Ownership:

               Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

               (a)  Amount Beneficially Owned 500,000
                                              -------

               (b)  Percent of Class 5.32%
                                     -----

               (c)  Number of shares as to which such person has:

                    (i)    sole power to vote or to direct the vote

                           --------------------------------------

                    (ii)   shared power to vote or to direct the vote
                                   500,000
                           --------------------------------------

                    (iii)  sole power to dispose or to direct the
                           disposition of

                           --------------------------------------
                    (iv)   shared power to dispose or to direct the
                           disposition of
                                   500,000
                           --------------------------------------


Item 5.        Ownership of Five Percent or Less of a Class:

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ( )

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CUSIP NO.
     12615K107
--------------


Item 6.        Ownership of More than Five Percent on behalf of Another Person:
               N/A

Item 7. Identification and Classification of the Subsidiary which Acquired the Security being Reported on by the Parent Holding
               Company: N/A

Item 8.        Identification and Classification of Members of the Group:  N/A

Item 9.        Notice of Dissolution of Group:    N/A

Item 10.       Certification:

               By signing below I certify that to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


               Signature
               ---------

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   DATE:  February 9, 1999
                                          ----------------

                                   The Hartford Mutual Funds, Inc. on behalf of:
                                   The Hartford Capital Appreciation Fund


                                   BY:  /s/ Joseph H. Gareau
                                        -------------------------
                                        Joseph H. Gareau
                                        President